Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Donald W. Reilly 401-608-8977 dreilly@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Third Quarter 2017 Results

MIDDLETOWN, RI, November 2, 2017 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the quarter ended September 30, 2017 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Third Quarter 2017 Highlights

•	Revenue for the third quarter of 2017 was $40.4 million, a decrease of 12% from $45.8 million in the third quarter of 2016.

•
Strong inertial measurement unit (IMU) sales drove fiber optic gyro (FOG) product revenue higher by 25% and contracted engineering service revenue doubled in the third quarter of 2017 compared to the third quarter of 2016.

•	mini-VSAT Broadband Airtime revenue grew $0.3 million, or 2%, compared to the third quarter of 2016.

•	AgilePlans by KVH, our new Connectivity as a Service Program for the commercial maritime sector, increased to 45% of total commercial VSAT shipments.

•	Net loss in the third quarter of 2017 was $2.4 million, or $0.15 per share, compared to net income of $2.9 million, or $0.18 per share, in the third quarter of 2016.

•	Non-GAAP net income in the third quarter of 2017 was $0.3 million, or $0.02 per share, compared to $4.3 million, or $0.27 per share in the third quarter of 2016.

•	Non-GAAP adjusted EBITDA in the third quarter of 2017 was $1.6 million compared to $6.7 million in the third quarter of 2016.

•	Significant progress has been made in the development of a photonic chip that will be a key component in the Company’s development of a new, low cost FOG for the self-driving automobile market.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s Chief Executive Officer, said “Our Airtime service revenues continue to grow, even in a quarter where severe weather impacted network usage by our subscribers. The three major hurricanes in the Americas this quarter also affected sales of our VSAT and TV products in Florida, the Gulf of Mexico, and the Caribbean. We are pleased with both the initial acceptance and the potential of our AgilePlans, which represented 45% of our commercial VSAT shipments this quarter while the pipeline continued to grow. While our confidence in our TACNAV business remains high, we have removed the large international orders from our Q4 guidance since we expect to receive these orders too late in the quarter for meaningful revenue shipments. Looking forward, we are excited about the impact that our new TracPhone V7-HTS product and high-speed network will have on our airtime business. This new satellite communication solution, which we introduced on Tuesday, is the most significant new product for KVH in many years. With more than triple the data speeds and better global coverage than today’s product, we expect this to significantly improve our competitive position in most of our maritime markets.”

The company operates in two segments, mobile connectivity and inertial navigation. Net sales for the mobile connectivity segment in the third quarter of 2017 decreased $3.7 million, or 10%, as compared to the third quarter of 2016 due to lower mini-VSAT Broadband product sales due in part to the fact that, under our AgilePlans program, we do not recognize revenue from products upon delivery to customers, as well as the impact of very severe weather in the Americas region this quarter. Net sales for our inertial navigation segment in the third quarter of 2017 decreased $1.7 million, or 18%, compared to the third quarter of 2016, driven by a $3.0 million decrease in TACNAV sales, due to a large order that occurred in the third quarter of 2016. This decrease was partially offset by an increase in FOG product sales and contracted engineering services.

Financial Highlights (in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP Results
Revenue	$40.4	$45.8	$121.1	$132.2
Net (loss) income	$(2.4)	$2.9	$(9.3)	$(0.7)
Net (loss) income per share	$(0.15)	$0.18	$(0.57)	$(0.05)

Non-GAAP Results
Net income (loss)	$0.3	$4.3	$(0.6)	$4.9
Net income (loss) per share	$0.02	$0.27	$(0.04)	$0.31
Adjusted EBITDA	$1.6	$6.7	$2.9	$11.2
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Third Quarter Financial Summary
Revenue was $40.4 million for the third quarter of 2017, a decrease of 12% compared to the third quarter of 2016.
Product revenues for the third quarter of 2017 were $14.1 million, 26% lower than the prior year quarter, due to a decrease in mobile connectivity product sales of $2.9 million and a $2.0 million decrease in our inertial navigation product sales. Mobile connectivity product sales decreased primarily due to a $2.3 million decrease in marine product sales and a $0.6 million decrease in land product sales. The decrease was partly due to the timing of a particularly large order received in the prior year quarter, as well as the impact of the new AgilePlans subscription service. Inertial navigation product sales decreased due to a $3.0 million decrease in TACNAV sales, due to a large order that occurred in the prior year quarter. This was partially offset by a $1.0 million increase in FOG product sales.
Service revenues for the third quarter were $26.3 million, a decrease of 2% compared to the prior year quarter. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 2%. Content and training revenues, which include our entertainment, eLearning, and safety content decreased by 10%, primarily due to a decrease in fleet subscribers and a large film contract that occurred in the third quarter of 2016. Our engineering service revenues in the third quarter of 2017 increased by $0.4 million compared to the third quarter of 2016 as a result of a substantial contract that began in the first quarter of 2017 and was completed in the third quarter of 2017.

Our operating expenses increased $1.0 million year-over-year to $19.3 million.

Nine Months Ended September 30 Financial Summary
Revenue was $121.1 million for the nine months ended September 30, 2017, a decrease of 8%, compared to the nine months ended September 30, 2016. The British Pound negatively impacted consolidated revenue in 2017 by $1.9 million, or 2%.
Product revenues for the nine months ended September 30, 2017 were $43.3 million, which was 21% lower than the comparable period last year, due to a decrease in mobile connectivity product sales of $6.6 million and a $4.6 million decrease in our inertial navigation product sales. Mobile connectivity product sales decreased primarily due to the decrease in the third quarter described above. Inertial navigation product sales decreased due to a $6.5 million decrease in TACNAV sales, due to a large order that shipped in the second and third quarter of 2016, which was partially offset by a $1.9 million increase in FOG product sales in the current period.

Service revenues for the nine months ended September 30, 2017 were $77.8 million, which was approximately 1% higher than the comparable period last year. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 5%. Content and training revenues, which include our entertainment, eLearning, and safety content, decreased by 11%. Weakness in the British Pound negatively impacted content and training revenues by $1.9 million, or 7%. Our engineering service revenues in the nine months ended September 30, 2017 increased by $1.5 million compared to the nine months ended September 30, 2016 as a result of a substantial contract that began in the first quarter of 2017 and was completed in the third quarter of 2017.
Our operating expenses increased $0.8 million year-over-year to $59.6 million.

Fourth Quarter 2017 and Full Year 2017 Outlook

2017 will be an important year due to the strategic investments in key initiatives that we believe have the potential to result in significant revenue growth in 2018 and beyond. We have reduced our revenue and earnings outlook for the remainder of 2017 as we have not yet received the anticipated international TACNAV orders and due to the lower third quarter VSAT bookings in the Mobile Connectivity segment, which will lower the growth rate for fourth quarter airtime revenues. Our guidance for the fourth quarter of 2017 is as follows:

(in millions, except per share data)	Expected Range for the Fourth Quarter		Expected Range for the Full Year
	From	To	From	To
Revenue	$39.0	$42.0	$160.0	$163.0
GAAP EPS	$(0.24)	$(0.18)	$(0.81)	$(0.75)
Non-GAAP EPS	$0.02	$0.06	$(0.02)	$0.02
Non-GAAP Adjusted EBITDA	$1.1	$2.1	$4.0	$5.0

Other Recent Announcements

•	KVH Launches New High-speed Maritime Network on Intelsat EpicNG Satellites

•	New KVH TracPhone V7-HTS System Delivers Maritime Broadband at Triple Previous Speeds for a New Era of Digital Life at Sea

•	KVH and Ocean Exploration Trust Announce Partnership Enabling Nautilus Research Crew to have Internet and Daily News Content at Sea

•	National Marine Electronics Association Recognizes KVH Marine Satellite Systems with 2017 Product Excellence Awards

•	Moving Map Display for Military Vehicles Provides Critical Navigation Information on Touchscreen

•	KVH Introduces Videotel Performance Manager, a Breakthrough Solution for Maritime Training

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.
Non-GAAP Financial Measures
This release provides non-GAAP financial information, including constant-currency revenue, non-GAAP net income, non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to the condensed financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance and (only in the case of non-GAAP adjusted EBITDA) liquidity. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•	Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation, certain discrete tax items, acquisition-related compensation, and other discrete charges.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, acquisition-related compensation and other discrete charges.

Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments
Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea and on land and is a leading news, music, entertainment, and training content provider to many industries including maritime, retail, and leisure. KVH Industries is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. KVH is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL. The company’s global presence includes offices in Belgium, Brazil, Cyprus, Denmark, Hong Kong, India, Japan, the Netherlands, Norway, the Philippines, Singapore, and the United Kingdom.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our anticipated revenue and earnings and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the uncertain duration of the adverse impact on our overall revenues of our new AgilePlans, under which we recognize no revenues for product sales, either at the time of shipment or over the contract term; delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather (including the potential impact of recent hurricanes), seasonal, and other factors, particularly with respect to the TracPhone V-IP series, including with respect to new pricing models; recent increases in airtime termination rates and lower unit sales in our mobile business; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology, including for our new high throughput satellite service; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2017. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.
KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales:
Product	$14,169	$19,020	$43,355	$54,464
Service	26,281	26,826	77,755	77,728
Net sales	40,450	45,846	121,110	132,192
Costs and expenses:
Costs of product sales	9,578	11,001	29,412	34,660
Costs of service sales	13,374	13,576	39,736	39,826
Research and development	3,990	3,940	11,698	11,760
Sales, marketing and support	8,234	7,978	25,098	25,870
General and administrative	7,075	6,338	22,805	21,130
Total costs and expenses	42,251	42,833	128,749	133,246
(Loss) income from operations	(1,801)	3,013	(7,639)	(1,054)
Interest income	166	130	491	353
Interest expense	379	353	1,081	1,081
Other (expense) income, net	(141)	(56)	(321)	11
(Loss) income before income tax expense (benefit)	(2,155)	2,734	(8,550)	(1,771)
Income tax expense (benefit)	283	(129)	799	(1,037)
Net (loss) income	$(2,438)	$2,863	$(9,349)	$(734)
Net (loss) income per common share:
Basic and diluted	$(0.15)	$0.18	$(0.57)	$(0.05)
Weighted average number of common shares outstanding:
Basic	16,469	15,845	16,393	15,798
Diluted	16,469	15,915	16,393	15,798

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Cash, cash equivalents and marketable securities	$43,672	$52,134
Accounts receivable, net	29,062	31,152
Inventories	21,650	20,745
Other current assets	5,056	4,801
Total current assets	99,440	108,832
Property and equipment, net	42,603	36,586
Goodwill	33,674	31,343
Intangible assets, net	16,047	17,838
Other non-current assets	5,891	5,134
Non-current deferred income taxes	25	24
Total assets	$197,680	$199,757
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$31,628	$25,082
Deferred revenue	9,218	6,661
Current portion of long-term debt	2,479	7,900
Total current liabilities	43,325	39,643
Other long-term liabilities	26	326
Non-current deferred tax liability	3,406	3,133
Long-term debt, excluding current portion	45,193	50,153
Stockholders’ equity	105,730	106,502
Total liabilities and stockholders’ equity	$197,680	$199,757

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016		2017	2016
Net (loss) income - GAAP	$(2,438)	$2,863		$(9,349)	$(734)
Amortization of intangibles	1,096	1,145		3,266	3,678
Stock-based compensation expense	809	911		2,621	2,792
Tax effect on the foregoing	(489)	(309)	(a)	(1,534)	(949)	(a)
Discrete tax expense, net (b)	1,278	(286)		4,401	(255)
Acquisition-related compensation	—	—		—	358
Net income (loss) - Non-GAAP	$256	$4,324		$(595)	$4,890

Net income (loss) per common share - Non-GAAP:
Basic and diluted	$0.02	$0.27		$(0.04)	$0.31

Weighted average number of common shares outstanding:
Basic	16,469	15,845		16,393	15,798
Diluted	16,649	15,915		16,393	15,928

(a)In 2016, consistent with the historical presentation, this does not include the tax effect of the amortization expense related to our intangible assets, which were principally acquired in connection with our United Kingdom acquisition with such operations having a statutory tax rate of 20%.

(b)Represents a change in the valuation allowance on United States net operating losses, a state research and development tax credit, uncertain tax position adjustments, and penalties.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP net (loss) income	$(2,438)	$2,863	$(9,349)	$(734)
Income tax expense (benefit)	283	(129)	799	(1,037)
Interest expense, net	213	223	590	728
Depreciation and amortization	2,745	2,835	8,222	9,090
Non-GAAP EBITDA	803	5,792	262	8,047
Stock-based compensation expense	809	911	2,621	2,792
Acquisition-related compensation	—	—	—	358
Non-GAAP adjusted EBITDA	$1,612	$6,703	$2,883	$11,197

KVH INDUSTRIES, INC. AND SUBSIDIARIES
THIRD QUARTER TO DATE AND YEAR TO DATE REVENUE AND OPERATING INCOME BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Mobile connectivity sales
Product	$7.2	$10.1	$25.9	$32.5
Service	25.6	26.4	75.2	76.2
Net sales	$32.8	$36.5	$101.1	$108.7

Inertial navigation sales
Product	$6.9	$8.9	$17.4	$22.0
Service	0.7	0.4	2.6	1.5
Net sales	$7.6	$9.3	$20.0	$23.5

Operating (Loss) Income	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Mobile connectivity	$2.0	$4.6	$5.3	$8.2
Inertial navigation	0.4	2.1	0.7	2.8
	2.4	6.7	6.0	11.0
Unallocated	(4.2)	(3.7)	(13.6)	(12.1)
(Loss) income from operations	$(1.8)	$3.0	$(7.6)	$(1.1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Mobile Connectivity Revenue Components
Product Sales	18%	22%	21%	25%
mini-VSAT Broadband Airtime	42%	37%	41%	36%
Content and Training	20%	19%	20%	20%
Inertial Navigation Revenue Components
FOG-based G&S products	13%	9%	12%	9%
Tactical Navigation products	4%	10%	3%	7%

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Fourth Quarter Fiscal 2017 (Projected)	Full Year Fiscal 2017 (Projected)
Net loss per common share	$(0.24) - $(0.18)	$(0.81) - $(0.75)

Estimated amortization of intangibles (a)	$0.07	$0.27
Estimated stock-based compensation expense	$0.06	$0.22
Estimated tax effect	$(0.03)	$(0.12)
Discrete tax adjustments (b)	$0.16 - $0.14	$0.42- $0.40

Non-GAAP net income (loss) per common share	$0.02 - $0.06	($0.02) - $0.02

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets generated in 2017.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Fourth Quarter Fiscal 2017 (Projected)	Full Year Fiscal 2017 (Projected)
GAAP net loss	$(4.0) - $(3.0)	$(13.3) - $(12.3)

Estimated income tax provision	$0.6	$1.4
Estimated interest expense, net	$0.2	$0.8
Estimated depreciation and amortization	$3.3	$11.5
Estimated stock-based compensation expense	$1.0	$3.6

Non-GAAP adjusted EBITDA	$1.1 - $2.1	$4.0 - $5.0